EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

CREDIT AGREEMENT AMENDMENT APPROVED FOR ACCO BRANDS

LINCOLNSHIRE, ILLINOIS, December 15, 2008 – ACCO Brands Corporation (NYSE: ABD), a world leader in select categories of branded office products, today announced that it has received necessary lender approval for an amendment to its senior secured credit agreement.  Terms of the amendment include the following:

•     The financial covenants have been changed to reflect an increase in the maximum permitted leverage ratio to 5.50x until December 30, 2009; 5.25x for the following twelve-month period; 5.00x for the next following twelve-month period; 4.50x for the period between December 31, 2011 and June 29, 2012; and, 4.00x for the period beginning June 30, 2012 and thereafter.  The minimum permitted ratio of EBITDA to interest expense has been decreased to 2.25x until December 30, 2010; 2.50x for the following twelve month period; 2.75x for the period between December 31, 2011 and June 29, 2012; and, 3.00x for the period beginning June 30, 2012 and thereafter.

•     An increase in the interest rate margin applicable to all loans under the credit agreement to a variable rate of LIBOR plus 450 basis points, or, the base rate as defined in the credit agreement plus 350 basis points, and establishes a LIBOR base rate floor of 3.25% and a base rate floor of 4.25%.

•     An increase in the unused revolver commitment fee rate to 75 basis points per year, or 50 basis points per year for any period in which the total leverage ratio is less than 2.5 to 1.0.

•     Eliminates the company’s ability to prepay its subordinated notes.

“Given current negative conditions in the general economy and the office products industry, and the resulting impact on the company’s future performance, we felt it prudent to ensure we maintained our financial flexibility,” said ACCO Brands Chairman and Chief Executive Officer Robert J. Keller.  “We appreciate the leadership of Citi as administrative agent, and the continued support of our bank group.”

Forward-Looking Statements

This press release contains statements which may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain risks and uncertainties, are made as of the date hereof and the company assumes no obligation to update them.
ACCO Brands' ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; competition within the markets in which the company operates; the effects of both general and extraordinary economic, political and social conditions, including continued volatility and disruption in the capital and credit markets; the dependence of the company on certain suppliers of manufactured products; the effect of consolidation in the office products industry; the risk that targeted cost savings and synergies from the previous business combinations may not be fully realized or take longer to realize than expected; disruption from business combinations making it more difficult to maintain relationships with the company's customers, employees or suppliers; the results of the strategic review being made by the company of its Commercial Laminating Solutions business and whether any transaction will be completed, or any other action taken by the company, as a result thereof; future goodwill and/or impairment charges; foreign exchange rate fluctuations; our ability to remain in compliance with our financial ratio covenants; the development, introduction and acceptance of new products; the degree to which higher raw material costs, and freight and distribution costs, can be passed on to customers through selling price increases and the effect on sales volumes as a result thereof; increases in health care, pension and other employee welfare costs; as well as other risks and uncertainties detailed from time to time in the company's SEC filings.

About ACCO Brands Corporation

ACCO Brands Corporation is a world leader in select categories of branded office products.  Its industry-leading brands include Day-Timer®, Swingline®, Kensington®, Quartet®, GBC®, Rexel, NOBO and Wilson Jones®, among others.  Under the GBC brand, the company is also a leader in the professional print finishing market.

For further information:

Rich Nelson	Jennifer Rice
Media Relations	Investor Relations
(847) 484-3030	(847) 484-3020